Exhibit 10(f)

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

OF

WACHOVIA CORPORATION

As amended and restated effective December 31, 2008

Exhibit 10(f)

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

OF WACHOVIA CORPORATION

As amended and restated effective December 31, 2008

1.	ELIGIBILITY AND APPLICATION

(a)        Each member of the Board of Directors of Wachovia Corporation (the “Company”), who is not an employee of the Company or any of its subsidiaries, is eligible to participate in the Deferred Compensation Plan for Non-Employee Directors of the Company (the “Plan”). The term “Director” means (i) a non-employee director of the Company, (ii) any special advisory consultant of the Company appointed as such pursuant to the resolutions adopted by the Board on December 16, 1997, as the same may be amended from time to time, and (iii) any other special advisory consultant or director of any of the Company’s subsidiary banks designated by the Committee (as defined below) to be a participant in the Plan, and the term “Board” means the Board of Directors of the Company.

(b)        The terms of this Plan, as amended and restated, are applicable only to amounts deferred by Directors under the Plan on or after January 1, 2005. The terms of the Plan, as in effect prior to this amended and restated Plan document, shall continue to apply to amounts deferred prior to January 1, 2005. The Plan has been amended to implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code section 409A. This amendment and restatement is adopted in conformity with final regulations under Code section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

2.	ADMINISTRATION

The Plan shall be administered by the Management Resources & Compensation Committee of the Board (including any successor thereto, the “Committee”). The members of the Committee shall be appointed by the Board. The Committee shall have full power and authority to interpret the terms of the Plan, to determine all questions arising in the administration of the Plan, and to adopt such rules and procedures as it may deem advisable for the administration of the Plan.

3.	DEFERRAL ELECTIONS

(a)        Prior to January 1 of each calendar year (the “Service Year”), each Director may irrevocably elect to have all or any part (stated as a percentage) of the fees and retainers (“Fees”) for services as a Director (including fees payable for services as a member of a committee of the Board) that will be earned during the Service Year deferred under the Plan and credited to an interest account (“Interest Account”) and/or to a stock account (“Stock Account”).

(b)        If a person becomes a Director during a Service Year and thereby becomes eligible to participate in this Plan for the first time (and has not previously been eligible to participate in any other plan that is required to be aggregated with this Plan for purposes of Code section 409A and the Treasury Regulations thereunder), the Director may irrevocably elect within 30 days following the date on which his or her term as a Director begins to have all or any part (stated as a percentage) of the Fees that the Director will earn for the remainder of such Service Year deferred under the Plan and credited to the Interest Account and/or the Stock Account.

(c)        A Director who terminates service as a Director, and who subsequently becomes a Director and thereby re-qualifies for participation in the Plan, shall be eligible to elect to defer Fees only pursuant to the election procedure described in Section 3(a).

(d)        Notwithstanding anything to the contrary herein, Directors may not make any voluntary deferrals of Fees under the Plan after December 31, 2008 until determined otherwise by the Committee.

4.	DEFERRED COMPENSATION ACCOUNTS

(a)        Amounts credited to the Interest Account pursuant to Section 3 hereof during each calendar year shall be credited with interest as of the following December 31 in an amount equal to the Director’s average month-end balance in the Interest Account during such calendar year multiplied by an interest rate equal to (i) the average prime rate of interest charged for commercial loans as of the last day of each calendar quarter (March 31, June 30, September 30 and December 31) by a commercial bank selected by the Committee, or (ii) such other interest rate as the Committee may otherwise determine.

(b)        Amounts credited to the Stock Account pursuant to Section 3 hereof shall be deemed to be invested in a theoretical number of units of Common Stock of the Company (the “Common Stock”) obtained by dividing the dollar amount of such amounts by the Market Value Per Share, as defined below, on the date such amounts are transferred from the Interest Account to the Stock Account or the date deferred Fees would otherwise be payable to the Director, as applicable. The number of such units shall be computed to four (4) decimal places. From time to time additional units shall be credited to the Stock Account in amounts equal to:

            (i)        the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Director would have received if on the record date for such dividend the Director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account, divided by the Market Value Per Share on the date such dividend is paid; and

            (ii)       the number of full and fractional shares of Common Stock which the Director would have received if on the record date for a dividend which is to be paid in Common Stock, the Director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account.

The Stock Account shall also be appropriately adjusted for any change in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, or any similar change affecting the Common Stock.

(c)        For purposes of the Plan, “Market Value Per Share” is defined as the last sale price per share on the date of reference for shares of Common Stock as reported on the New York Stock Exchange on such date (or, if such date shall not be a business day, the next preceding day which shall be a business day). If no sale occurs on such date, the Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs.

(d)        Prior to January 1 of each Service Year, each Director participating in the Plan may elect to have all or any part of the balance credited to such Director’s Interest Account or Stock Account, as applicable, transferred to a Stock Account or Interest Account, as applicable. Such election shall not alter in any way the deferral election made by the Director under Section 3(a), the distribution election made by such Director under Section 5(a) or the deemed distribution election described in Section 5(b) in the event that the Director failed to make a distribution election pursuant to Section 5(a).

5.	DISTRIBUTIONS

(a)        At the time a Director makes his or her initial election to defer Fees pursuant to Section 3, the Director shall also make an irrevocable election as to the time and form of distribution of the Director’s Stock Account and/or Interest Account. The Director may elect one of the following distribution options:

            (i) to receive a lump sum payment of the total balance of the Director’s Stock Account and/or Interest Account on the January 1 immediately following the Director’s Termination Date (as defined below),

            (ii) to receive a lump sum payment of the total balance of the Director’s Stock Account and/or Interest Account on the January 1 that is at least 2 years and not more than 10 years following the Director’s Termination Date (as specified by the Director in his or her election), or

            (iii) to receive the total balance of the Director’s Stock Account and/or Interest Account in a series of consecutive annual installment payments (x) beginning on January 1 of the calendar year that is at least 2 years and not more than 9 years following the Director’s Termination Date and (y) ending on January 1 of the calendar year that is at least 3 years and not more than 10 years following the Director’s Termination Date (as specified by the Director in his or her election). The amount of each such installment payment shall be equal to the then-applicable account balance multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installment payments remaining.

For purpose of the Plan, a Director’s “Termination Date” shall mean the date on which there is a good faith and complete termination of the Director’s relationship as a Director, and shall be determined in accordance with applicable standards established pursuant to Code section 409A and the Treasury Regulations thereunder.

(b)        In the event the Director fails to make the election provided in the preceding sentence, the total balance of such Director’s Stock Account and/or Interest Account shall be paid at the time and in the manner described in clause (i) of Section 5(a). In the event such Director makes an election provided in clauses (ii) or (iii) of Section 5(a), such Director shall also make an irrevocable election to either (x) maintain such Director’s participation in the Stock Account during the applicable distribution period, or (y) transfer the value of the units in such Director’s Stock Account, if any, to the Interest Account, based on the Market Value Per Share of the number of units (including fractions) credited to the Stock Account on the Termination Date, during the applicable distribution period. A Director participating in the Interest Account prior to the Termination Date shall continue to participate in the Interest Account during the applicable distribution period.

(c)        If a Director should die before full payment of the total balance in his or her Interest Account and/or Stock Account, as applicable, the remaining balance shall be paid in a lump sum to his or her designated beneficiaries or estate, as applicable, on the January 1 immediately following the death of the Director.

(d)        Pending distribution pursuant to this Section 5, amounts credited to the Interest Account shall continue to accrue interest at the rate stated in Section 4(a) of the Plan. Pending distribution pursuant to this Section 5, amounts credited to the Stock Account shall continue to accrue additional units of Common Stock in accordance with Section 4(b) of the Plan.

(e)        No Director shall be permitted, and neither the Company nor the Committee shall not have any discretion, to accelerate the timing or schedule of any payment under this Plan, except as specifically provided herein or as may be permitted pursuant Code section 409A and the Treasury Regulations thereunder.

(f)        Notwithstanding any provision in the Plan to the contrary, no distribution which becomes due and payable by means of a Director’s “separation from service” under Code section 409A shall be made to the Director prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Director’s “separation from service” (as such term is defined in Treasury Regulations issued under Code section 409A), or (ii) the date of the Director’s death, if the Participant is deemed at the time of such separation from service to be a key employee within the meaning of that term under Code section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code section 409(a)(2). Upon the expiration of the applicable Code section 409(a)(2) deferral period, all payments deferred pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid to the Director (or the Director’s Beneficiary in the event of the Director’s death) in a lump sum, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Director’s Stock Account and/or Interest Account under the Plan shall continue to be subject to the investment return provisions of Section 4. Whether the Director is a “key employee” shall be determined in accordance with Code section 416(i) and such written guidelines adopted by the Company for such purposes.

6.	DESIGNATION OF BENEFICIARY

A director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under Section 5 of the Plan upon the Director’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of the Company and shall not be effective until received by the Secretary of the Company. If a Director designates more than one beneficiary, any payments under Section 5 of the Plan to such beneficiaries shall be made in equal shares unless the Director has designated otherwise, in which case the payments shall be made in the shares designated by the Director. If no beneficiary has been named by a Director, payment shall be made to the Director’s estate.

7.	AMENDMENT AND TERMINATION

The Board may at any time amend or terminate the Plan, subject to the requirements of Code section 409A regarding plan terminations; provided that no such amendment or termination shall alter or impair existing rights of a Director under the Plan.

8.	MISCELLANEOUS

(a)        Nothing in the Plan shall be construed as conferring upon any Director any right to continue as a member of the Board.

(b)        The crediting of units to the Stock Account under Section 4(b) hereof shall not be deemed to create for any Director any interest in any class of equity securities of the Company.

(c)        Nothing in the Plan shall be construed as giving any Director or any other person any equity or interest of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for payments due under the provisions of the Plan, any Director and any other persons having a claim for payments shall be unsecured creditors of the Company.

(d)        Nothing contained in the Plan shall be construed so as to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, subject to Sections 6(f) and 8(h).

(e)        The rights and benefits of a Director under the Plan are personal to the Director, and neither the Director nor any designated beneficiary shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made under the Plan, except as provided in Section 6 hereof. The benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Director or any other person. Notwithstanding the foregoing, any payments otherwise due the Director hereunder may instead be assigned or distributed to his or her spouse or former spouse pursuant to the terms of any domestic relations order within the meaning of Code section 414(p)(1)(B), which is issued with respect to the Director’s Interest Account and/or the Stock Account, and the Director shall cease to have any right, interest or entitlement to the portion of any payment or Interest Account and/or the Stock Account assigned or distributed to his or her spouse or former spouse in accordance with the terms of such order. The portion of the payment or Interest Account and/or the Stock Account assigned or distributable to the spouse or former spouse shall be paid in the form of a single lump distribution within 15 days following the Committee’s approval of the domestic relations order or at such later time as permitted under Code section 409A and the Treasury Regulations thereunder. A domestic relations order shall not qualify for approval under this provision, and no distribution shall be made with respect to such order, if the order requires that payment be made at a time or in a manner other than the time and manner specified herein. Distributions made pursuant to this provision are intended to comply with the requirements of Code section 409A and Treasury Regulations thereunder, and this provision shall be construed and administered accordingly.

(f)         The provisions of the Plan shall inure to the benefit of the Director’s designated beneficiaries, executors and administrators, and shall be binding upon the Company’s assigns and successors in interest.

(g)        The Plan shall be interpreted in accordance with, and all rights thereunder shall be governed by and construed in accordance with, the laws of the State of North Carolina.

(h)        This Plan is intended to comply with the requirements of Code section 409A and Treasury Regulations thereunder. Any provision of this document that is contrary to the requirements of Code section 409A and the Treasury Regulations thereunder shall be null, void and of no effect and the Committee shall interpret the document consistent with the requirements of Code section 409A, which shall govern the administration of the Plan in the event of a conflict between Plan terms and the requirements of Code section 409A and the Treasury Regulations.

IN WITNESS WHEREOF, Wachovia Corporation has caused this instrument to be executed on its behalf by a duly authorized officer on this 19th day of December, 2008.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring

Title:	Senior Vice President